BancFirst Corporation Announces Agreement to Acquire Exchange Bancshares of Moore, Inc.

OKLAHOMA CITY, Sept. 2 /PRNewswire-FirstCall/ -- BancFirst Corporation (Nasdaq: BANF) today announced that it has entered into an agreement to acquire Exchange Bancshares of Moore, Inc., and its subsidiary bank, Exchange National Bank of Moore.  Exchange National Bank has approximately $146 million in total assets, $57 million in loans, $109 million in deposits, and $13 million in equity capital. The bank will operate under its present name until it is merged into BancFirst, which is expected to be during the second quarter of 2011.  The transaction is scheduled to be completed by December 15, 2010, and is subject to regulatory approval.

BancFirst Corporation president and CEO David E. Rainbolt stated, "Exchange National Bank is a wonderful addition to the BancFirst family of community banks. Craig Turner, president of Exchange National Bank, is an outstanding banker and will continue to run the bank."

Turner stated, "With the resources of BancFirst, we will be able to offer our customers a broader array of financial products and services. We are pleased to be joining the BancFirst network and to be a part of their reputation of outstanding community banks."

About BancFirst

BancFirst Corporation (the Company) is an Oklahoma based financial services holding company.  The Company's principal subsidiary bank, BancFirst, is Oklahoma's largest state-chartered bank with 85 banking locations serving 47 communities across Oklahoma. More information can be found at bancfirst.com.

The Company may make forward-looking statements within the meaning of Section 27A of the securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 with respect to earnings, credit quality, corporate objectives, interest rates and other financial and business matters.  Forward-looking statements include estimates and give management's current expectations or forecasts of future events.  The Company cautions readers that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, including economic conditions, the performance of financial markets and interest rates; legislative and regulatory actions and reforms; competition; as well as other factors, all of which change over time.  Actual results may differ materially from forward-looking statements.

CONTACT:  David Rainbolt, chief executive officer of BancFirst, +1-405-270-1002